Global Crossing Announces

Fourth Quarter and Full Year 2007 Results

  Consolidated revenue grew 4 percent sequentially to $616 million in the fourth quarter.
  Company generated $323 million or 52 percent adjusted gross margin in the fourth quarter.
  Consolidated revenue grew to $2.26 billion in 2007.
  Company generated $174 million in adjusted cash EBITDA for 2007.

FOR IMMEDIATE RELEASE: WEDNESDAY, MARCH 12, 2008

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today reported its consolidated financial and operational results for the fourth quarter and full year 2007. The following table highlights financial results:

Results at a Glance
(Dollars in millions)	Fourth Quarter				Full Year
	2007	2006	Growth		2007	2006	Growth
Consolidated Revenues	$ 616	$ 488	26%		$ 2,261	$ 1,871	21%
"Invest and Grow" Revenues	$ 504	$ 351	44%		$ 1,794	$ 1,249	44%
Adjusted Gross Margin	$ 323	$ 214	51%		$ 1,115	$ 751	48%
Adjusted Gross Margin %	52%	44%	800	Bps	49%	40%	900	Bps
"Invest and Grow" Adjusted Gross Margin	$ 305	$ 196	56%		$ 1,053	$ 673	56%
Adjusted Cash EBITDA	$ 100	$ 12	733%		$ 174	$ (25)	796%

Definitions of the company's adjusted cash EBITDA and adjusted gross margin non-GAAP measures and reconciliations to the most directly comparable GAAP measures are included in the attached financial tables.

"The transformation we started three years ago has generated improvements in our results and strategic positioning," said John Legere, Global Crossing's chief executive officer. "We're seeing benefits from our two acquisitions, and our revenue and adjusted cash EBITDA have increased. We are focused on continuing the execution of our strategy to continue these trends in 2008."

Business Highlights

Global Crossing reported consolidated revenue of $2.26 billion, and adjusted gross margin of $1.12 billion in 2007. The company generated $174 million of adjusted cash EBITDA for the year. In the fourth quarter, all three reporting segments generated positive adjusted cash EBITDA, and the company generated cash. Other highlights in the fourth quarter and 2007 included:
  The company's "invest and grow" category showed strong revenue growth of 6 percent sequentially in the fourth quarter.
  "Invest and grow" adjusted gross margin grew to 61 percent in the fourth quarter, an increase from 56 percent in the fourth quarter of last year.
  Adjusted cash EBITDA of $100 million was generated in the fourth quarter which included a net $30 million non-cash benefit relating to changes in the restructuring reserve.

Strong order levels during 2007 are continuing into 2008, matching a record monthly high of $4.8 million in January.

Fourth Quarter Results
Global Crossing's consolidated business generated $616 million in revenue in the fourth quarter of 2007, representing $128 million or 26 percent year-over-year growth and $22 million or 4 percent sequential growth. The company's "invest and grow" category - namely that part of the business focused on serving global enterprises and carrier customers excluding wholesale voice - generated revenue of $504 million for the fourth quarter, an increase of $153 million or 44 percent year over year and $27 million or 6 percent sequentially. The sequential increase in "invest and grow" revenue reflected strong demand for advanced IP and managed solutions.

The company's rest-of-world (ROW) segment generated strong "invest and grow" revenue of $267 million in the fourth quarter. This represented a year-over-year increase of $49 million or 22 percent and a sequential increase of $9 million or 3 percent. Impsat generated $91 million in "invest and grow" revenue, an increase of $8 million or 10 percent sequentially. GCUK generated $151 million in "invest and grow" revenue, a 14 percent or $18 million year-over-year increase, and a 7 percent or $10 million sequential increase, in each case including foreign currency benefits. Of the sequential growth, $3 million was due to an increase in equipment sales.

Wholesale voice revenue began to stabilize in the second half of 2007, and management expects this business to remain relatively steady going forward. For the fourth quarter, wholesale voice revenue decreased by $4 million on a sequential basis and by $24 million year over year to $111 million.

Global Crossing reported adjusted gross margin for the fourth quarter of 52 percent of revenue or $323 million in absolute terms. This compared with 44 percent or $214 million in the fourth quarter of 2006 and 52 percent or $306 million in the third quarter of 2007. The year-over-year improvement in adjusted gross margin resulted from a continued shift in Global Crossing's revenue mix, the addition of Impsat and initiatives aimed at reducing cost of access expenses. The "invest and grow" business generated $305 million of adjusted gross margin or 61 percent of revenue, compared with $196 million or 56 percent in the fourth quarter of 2006 and $289 million or 61 percent in the third quarter of 2007.

The company recorded savings of $10 million in the fourth quarter from its cost of access initiatives, which included a settlement of $3 million, bringing the total amount of such savings to approximately $80 million for the year. Consolidated cost of access expense for the fourth quarter was $293 million, compared with $288 million in the third quarter of 2007 and $274 million in the fourth quarter of 2006. The year-over- year increase was attributable to the inclusion of Impsat, and the sequential increase was due to strong revenue growth.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales -- was $436 million in the fourth quarter, compared with $435 million in the previous quarter and $403 million in the fourth quarter of 2006. Excluding cost of access, cost of revenue increased by $14 million year over year and declined by $4 million sequentially. The sequential decline was attributable to a lower charge from the 2007 retention and motivation grants, offset by increased cost of equipment sales for GCUK in the fourth quarter. The year-over-year increase was primarily due to the addition of Impsat.

Sales, general and administrative (SG&A) expenses were $84 million in the fourth quarter of 2007, compared with $98 million in the third quarter of 2007 and $79 million in the fourth quarter of 2006. The fourth quarter included a net $30 million non-cash benefit relating to changes in the restructuring reserve comprised of a $31 million reserve release related to the decision to convert idle real estate into productive assets in connection with the establishment of the company's collocation and data center business in Europe, offset by other minor changes in estimate. The company also reduced its real estate restructuring reserve by $11 million during the third quarter, all of which affected Global Crossing's ROW segment.  Excluding the impact of these real estate accrual reversals, SG&A grew $35 million year over year and $5 million sequentially.

Global Crossing reported $100 million of adjusted cash EBITDA in the fourth quarter, a sequential increase of $26 million and an $88 million year-over-year improvement. In the fourth quarter, the ROW segment generated positive adjusted cash EBITDA of $35 million. Impsat and GCUK contributed $43 million and $22 million, respectively, of adjusted cash EBITDA in the fourth quarter. As stated above, adjusted cash EBITDA in the third and fourth quarters included benefits of $11 million and $30 million, respectively, relating to changes in the restructuring reserve. Excluding the impact of these restructuring reserve changes, adjusted cash EBITDA grew $7 million sequentially, from $63 million in the third quarter to $70 million in the fourth quarter.

Full Year Results
Global Crossing's consolidated business generated $2.26 billion in revenue for 2007, representing $390 million or 21 percent year-over-year growth. The company generated $1.79 billion "invest and grow" revenue for 2007, an increase of $545 million or 44 percent year over year, or 20 percent year over year, excluding revenue from acquisitions.

The company's ROW segment generated $1.01 billion of "invest and grow" revenue in 2007, a year-over-year increase of $205 million or 25 percent. GCUK generated $572 million of "invest and grow" revenue in 2007, compared with $442 million in 2006 or an increase of 29 percent year over year. The majority of the year-over-year improvement in GCUK was attributable to the inclusion of Fibernet and foreign currency benefits. Impsat generated $223 million in "invest and grow" revenue in 2007.

Wholesale voice revenue declined by 25 percent or $152 million year over year to $462 million. As noted last quarter, the company expects this segment to remain relatively stable going forward.

Global Crossing reported adjusted gross margin of 49 percent or $1.12 billion for 2007. This compared with 40 percent or $751 million in 2006. The "invest and grow" segment generated $1.05 billion of adjusted gross margin or 59 percent of "invest and grow" revenue, compared to 54 percent or $673 million in 2006. The growth in adjusted gross margin percentage of "invest and grow" revenue was due to the continuing shift of Global Crossing's revenue mix to higher margin products, the acquisitions of Fibernet and Impsat, and approximately $80 million of savings from cost of access initiatives during the year. "Invest and grow" adjusted gross margin accounted for 94 percent of the company's total adjusted gross margin in 2007.

Cost of revenue was $1.72 billion in 2007, compared with $1.58 billion in 2006. The $144 million year-over-year increase was primarily due to the inclusion of Impsat and Fibernet, increased salaries and benefits, increased cash and stock compensation relative to 2006, when the company missed its bonus goals, and increased equipment sales, offset by cost of access in ROW.

SG&A expenses were $416 million in 2007, compared with $342 million in 2006. The year-over-year change was primarily due to the inclusion of Impsat and Fibernet, increased salaries and sales commissions and the previously noted retention and motivation grant expenses, and charges relating to the company's May 2007 restructuring plan, all of which were partially offset by the previously noted real estate related reserve releases in the third and fourth quarters.

In both the third and fourth quarters, all reporting segments generated positive adjusted cash EBITDA. The company reported $174 million of adjusted cash EBITDA for 2007, a $199 million year-over-year improvement.

Global Crossing's consolidated net loss applicable to common shareholders was $310 million for 2007, compared with a loss of $327 million in 2006.

Cash and Liquidity

As of December 31, 2007, Global Crossing had $397 million of unrestricted and $53 million of restricted cash and cash equivalents.

Cash flow from operating activities for the fourth quarter was $94 million, including $50 million in interest on indebtedness. Global Crossing received $91 million in proceeds from the sale of indefeasible rights of use (IRUs) and prepaid services in the fourth quarter. Excluding previous financing and M&A activities, the company generated $33 million of cash during the quarter. Cash use for the quarter included $77 million used for capital expenditures and for principal payments on capital leases and long term debt.

Cash flow used in operating activities was $15 million in 2007, including $116 million of interest on indebtedness. Global Crossing received $174 million in proceeds from the sale of IRUs and prepaid services in 2007. Excluding financing and M&A activities, the company used $191 million of cash for the year. Cash use for 2007 included $269 million used for capital expenditures and for principal payments on capital leases and long term debt.

Note regarding contributions from Impsat and Fibernet

Financial results for 2006 do not include contributions from Impsat and include only 81 days of contribution from Fibernet for the fourth quarter of 2006. For purposes of this earnings release, all results have been prepared on the basis that Fibernet results were included in the company's GCUK segment. (See attached financial tables for further explanation.) References made to segment revenue and costs are gross of intersegment eliminations as reported in the following financial tables.

2008 Guidance

"As we enter the next phase of our development, we continue to believe we are well positioned to take advantage of market opportunities. We're planning to grow the business at a healthy rate while expanding adjusted cash EBITDA," said John Legere. "We'll maintain a balanced approach as we focus on growing adjusted cash EBITDA and continue to invest in our future."
Metric	2008 Guidance
($ in millions)
Revenue	$2,570 - $2,675
Adjusted Cash EBITDA	$320 - $380
Cash Use	($85) - ($35)

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Wednesday, March 12, 2008 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 271 4606 or +44 (0) 870 001 3120. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Wednesday, March 12, 2008 beginning at 11:00 a.m. EDT and will be accessible until Wednesday, March 19, 2008 at 11:00 a.m. EDT.  To access the replay, North American callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21378561. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21378561.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects approximately 390 cities in more than 30 countries worldwide, and delivers services to approximately 690 cities in more than 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; greater than anticipated increases in operating expenses and capital expenditures needed to support the company's revenue growth; the company's reliance on cash generated by individually significant prepayments for services; demands from access vendors to reduce the company's days payable outstanding; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; failure to achieve expected synergies or operating results resulting from the acquisition of Impsat; possible violations of the Foreign Corrupt Practices Act, particularly by acquired businesses; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations, including currency exchange-related risks; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's and Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Fernanda Marques

Latin America

+ 55 11 3957 2042

LatAmPR@globalcrossing.com

Jo Baker

Europe

+ 44 (0) 1256 732387

EuropePR@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Gino Mathew

+ 1 800 836 0342

glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION FOLLOW

Global Crossing Limited and Subsidiaries								Table 1
Unaudited Pro Forma Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin
($ in millions)

	Quarter Ended December 31, 2007					Quarter Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$ 151	$ 88	$ 265	$ -	$ 504	$ 133	$ 218	$ 351
Wholesale voice	2	3	106	-	111	2	133	135
Other	-	-	1	-	1	-	2	2
Intersegment revenue	-	3	2	(5)	-	-	-	-
Consolidated revenues	$ 153	$ 94	$ 374	$ (5)	$ 616	$ 135	$ 353	$ 488

Cost of access:
Enterprise, carrier data and indirect channels	$ (43)	$ (21)	$ (135)	$ -	$ (199)	$ (38)	$ (117)	$ (155)
Wholesale voice	(2)	(2)	(90)	-	(94)	(2)	(117)	(119)
Other	-	-	-	-	-	-	-	-
Intersegment cost of access	-	(2)	(2)	4	-	-	-	-
Consolidated cost of access	$ (45)	$ (25)	$ (227)	$ 4	$ (293)	$ (40)	$ (234)	$ (274)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 108	$ 67	$ 130	$ -	$ 305	$ 95	$ 101	$ 196
Wholesale voice	-	1	16	-	17	-	16	16
Other	-	-	1	-	1	-	2	2
Intersegment adjusted gross margin	-	1	-	(1)	-	-	-	-
Consolidated adjusted gross margin	$ 108	$ 69	$ 147	$ (1)	$ 323	$ 95	$ 119	$ 214

	Year Ended December 31, 2007					Year Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$ 572	$ 215	$ 1,007	$ -	$ 1,794	$ 442	$ 807	$ 1,249
Wholesale voice	10	6	446	-	462	8	606	614
Other	-	-	5	-	5	-	8	8
Intersegment revenue	-	8	5	(13)	-	-	-	-
Consolidated revenues	$ 582	$ 229	$ 1,463	$ (13)	$ 2,261	$ 450	$ 1,421	$ 1,871

Cost of access:
Enterprise, carrier data and indirect channels	$ (161)	$ (54)	$ (526)	$ -	$ (741)	$ (131)	$ (445)	$ (576)
Wholesale voice	(8)	(4)	(392)	-	(404)	(8)	(535)	(543)
Other	-	-	(1)	-	(1)	-	(1)	(1)
Intersegment cost of access	-	(5)	(5)	10	-	-	-	-
Consolidated cost of access	$ (169)	$ (63)	$ (924)	$ 10	$ (1,146)	$ (139)	$ (981)	$ (1,120)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 411	$ 161	$ 481	$ -	$ 1,053	$ 311	$ 362	$ 673
Wholesale voice	2	2	54	-	58	-	71	71
Other	-	-	4	-	4	-	7	7
Intersegment adjusted gross margin	-	3	-	(3)	-	-	-	-
Consolidated adjusted gross margin	$ 413	$ 166	$ 539	$ (3)	$ 1,115	$ 311	$ 440	$ 751

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Pro Forma Explanatory Note for 2006:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into the Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK a operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet's UK operations on October 11, 2006.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Global Crossing Limited and Subsidiaries								Table 2
Unaudited Pro Forma Consolidated Statements of Operations
($ in millions)

	Quarter Ended December 31, 2007					Quarter Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

REVENUES	$ 153	$ 94	$ 374	$ (5)	$ 616	$ 135	$ 353	$ 488
Cost of revenue
Cost of access	(45)	(25)	(227)	4	(293)	(40)	(234)	(274)
Real estate, network and operations	(20)	(15)	(59)	1	(93)	(24)	(60)	(84)
Third party maintenance	(8)	(5)	(15)	-	(28)	(8)	(15)	(23)
Cost of equipment sales	(17)	-	(5)	-	(22)	(19)	(3)	(22)
Total cost of revenue	(90)	(45)	(306)	5	(436)	(91)	(312)	(403)
Selling, general and administrative	(20)	(28)	(36)	-	(84)	(18)	(61)	(79)
Depreciation and amortization	(22)	(19)	(37)	-	(78)	(18)	(31)	(49)
OPERATING INCOME (LOSS)	21	2	(5)	-	18	8	(51)	(43)
OTHER INCOME (EXPENSE)
Interest expense, net	(15)	(8)	(11)	-	(34)	(15)	(10)	(25)
Other income (expense), net	(3)	4	12	-	13	24	(9)	15
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	3	(2)	(4)	-	(3)	17	(70)	(53)
Net gain on preconfirmation contingencies	-	-	31	-	31	-	3	3
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	3	(2)	27	-	28	17	(67)	(50)
Provision for income taxes	(9)	(2)	(15)	-	(26)	(22)	(18)	(40)
NET INCOME (LOSS)	(6)	(4)	12	-	2	(5)	(85)	(90)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	-
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (6)	$ (4)	$ 11	$ -	$ 1	$ (5)	$ (85)	$ (90)

	Year Ended December 31, 2007					Year Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

REVENUES	$ 582	$ 229	$ 1,463	$ (13)	$ 2,261	$ 450	$ 1,421	$ 1,871
Cost of revenue
Cost of access	(169)	(63)	(924)	10	(1,146)	(139)	(981)	(1,120)
Real estate, network and operations	(96)	(33)	(259)	3	(385)	(77)	(226)	(303)
Third party maintenance	(35)	(12)	(56)	-	(103)	(31)	(59)	(90)
Cost of equipment sales	(62)	(3)	(23)	-	(88)	(50)	(15)	(65)
Total cost of revenue	(362)	(111)	(1,262)	13	(1,722)	(297)	(1,281)	(1,578)
Selling, general and administrative	(78)	(68)	(270)	-	(416)	(61)	(281)	(342)
Depreciation and amortization	(84)	(41)	(139)	-	(264)	(50)	(113)	(163)
OPERATING INCOME (LOSS)	58	9	(208)	-	(141)	42	(254)	(212)
OTHER INCOME (EXPENSE)
Interest expense, net	(60)	(21)	(69)	-	(150)	(48)	(41)	(89)
Other income (expense), net	2	3	10	-	15	41	(29)	12
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	-	(9)	(267)	-	(276)	35	(324)	(289)
Net gain on preconfirmation contingencies	-	-	33	-	33	-	32	32
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	-	(9)	(234)	-	(243)	35	(292)	(257)
Provision for income taxes	(11)	(7)	(45)	-	(63)	(23)	(44)	(67)
NET INCOME (LOSS)	(11)	(16)	(279)	-	(306)	12	(336)	(324)
Preferred stock dividends	-	-	(4)	-	(4)	-	(3)	(3)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (11)	$ (16)	$ (283)	$ -	$ (310)	$ 12	$ (339)	$ (327)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Pro Forma Explanatory Note for 2006:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into the Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK a operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet's UK operations on October 11, 2006.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing's calculation of its Adjusted Cash EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted Cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted Cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

.
Global Crossing Limited							Table 3
Unaudited Pro Forma Reconciliation of Adjusted EBITDA to Net Loss
($ in millions)

	Quarter Ended December 31, 2007				Quarter Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted Cash EBITDA	$ 43	$ 22	$ 35	$ 100	$ 26	$ (14)	$ 12
Non-cash stock compensation expense	-	(1)	(3)	(4)	-	(6)	(6)
Depreciation and amortization	(22)	(19)	(37)	(78)	(18)	(31)	(49)
Interest expense, net	(15)	(8)	(11)	(34)	(15)	(10)	(25)
Other income (expense), net	(3)	4	12	13	24	(9)	15
Net gain on preconfirmation contingencies, net	-	-	31	31	-	3	3
Income tax provision	(9)	(2)	(15)	(26)	(22)	(18)	(40)
Preferred stock dividends	-	-	(1)	(1)	-	-	-
Net income (loss) applicable to common shareholders	$ (6)	$ (4)	$ 11	$ 1	$ (5)	$ (85)	$ (90)

	Year Ended December 31, 2007				Year Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted Cash EBITDA	$ 147	$ 52	$ (25)	$ 174	$ 93	$ (118)	$ (25)
Non-cash stock compensation expense	(5)	(2)	(44)	(51)	(1)	(23)	(24)
Depreciation and amortization	(84)	(41)	(139)	(264)	(50)	(113)	(163)
Interest expense, net	(60)	(21)	(69)	(150)	(48)	(41)	(89)
Other income (expense), net	2	3	10	15	41	(29)	12
Net gain on preconfirmation contingencies, net	-	-	33	33	-	32	32
Income tax provision	(11)	(7)	(45)	(63)	(23)	(44)	(67)
Preferred stock dividends	-	-	(4)	(4)	-	(3)	(3)
Net income (loss) applicable to common shareholders	$ (11)	$ (16)	$ (283)	$ (310)	$ 12	$ (339)	$ (327)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Pro Forma Explanatory Note for 2006:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into the Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK a operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet's UK operations on October 11, 2006.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Definition:

Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.
Global Crossing Limited and Subsidiaries								Table 4
Unaudited Pro Forma Reconciliation of Adjusted Gross Margin to Gross Margin
($ in millions)

	Quarter Ended December 31, 2007					Quarter Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 108	$ 69	$ 147	$ (1)	$ 323	$ 95	$ 119	$ 214
Real estate, network and operations	(20)	(15)	(59)	1	(93)	(24)	(60)	(84)
Third party maintenance	(8)	(5)	(15)	-	(28)	(8)	(15)	(23)
Cost of equipment sales	(17)	-	(5)	-	(22)	(19)	(3)	(22)
Gross margin	$ 63	$ 49	$ 68	$ -	$ 180	$ 44	$ 41	$ 85

	Year Ended December 31, 2007					Year Ended December 31, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Adjusted gross margin	$ 413	$ 166	$ 539	$ (3)	$ 1,115	$ 311	$ 440	$ 751
Real estate, network and operations	(96)	(33)	(259)	3	(385)	(77)	(226)	(303)
Third party maintenance	(35)	(12)	(56)	-	(103)	(31)	(59)	(90)
Cost of equipment sales	(62)	(3)	(23)	-	(88)	(50)	(15)	(65)
Gross margin	$ 220	$ 118	$ 201	$ -	$ 539	$ 153	$ 140	$ 293

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Pro Forma Explanatory Note for 2006:

On October 11, 2006, GC Acquisitions, a wholly-owned subsidiary of Global Crossing Limited and affiliate of Global Crossing (UK) Telecommunications Ltd. (GCUK), took control of Fibernet Group Plc (Fibernet) and since that date the results of Fibernet have been consolidated into the Global Crossing's results. On December 28, 2006, a subsidiary of GCUK acquired all of Fibernet's UK a operations. These unaudited pro forma tables have been prepared on the basis that GCUK had acquired Fibernet's UK operations on October 11, 2006.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

Definition:

Adjusted gross margin is revenue minus cost of access.

Global Crossing Limited		Table 5
Consolidated Balance Sheets
($ in millions)

	December 31,	December 31,
	2007	2006

ASSETS:
Current assets:
Cash and cash equivalents	$ 397	$ 459
Restricted cash and cash equivalents - current portion	18	3
Accounts receivable, net of allowances of $52 and $43	345	262
Prepaid costs and other current assets	121	84
Total current assets	881	808

Restricted cash and cash equivalents - long term	35	3
Property and equipment, net of accumulated depreciation of $664 and $407	1,467	1,132
Intangible assets, net (including goodwill of $158 and $2)	193	26
Other assets	91	86
Total assets	$ 2,667	$ 2,055

LIABILITIES:
Current liabilities:
Short term debt	$ -	$ 6
Accounts payable	286	283
Accrued cost of access	107	107
Current portion of long term debt	26	6
Accrued restructuring costs - current portion	17	30
Deferred revenue - current portion	164	139
Other current liabilities	395	336
Total current liabilities	995	907

Debt with controlling shareholder	-	275
Long term debt	1,249	661
Obligations under capital leases	123	106
Deferred revenue	262	163
Accrued restructuring costs	20	61
Other deferred liabilities	81	77
Total liabilities	2,730	2,250

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 and 85,000,000 shares authorized, $.01 par value,
54,552,045 and 36,609,236 shares issued and outstanding as of
December 31, 2007 and 2006, respectively	1	-
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding as of
December 31, 2007 and 2006	2	2
Additional paid-in capital	1,307	857
Accumulated other comprehensive loss	(42)	(29)
Accumulated deficit	(1,331)	(1,025)
Total shareholders' deficit	(63)	(195)
Total liabilities and shareholders' deficit	$ 2,667	$ 2,055

Global Crossing Limited		Table 6
Consolidated Statements of Cash Flows
($ in millions)

	Year Ended December 31,
	2007	2006

Cash flows provided by (used in) operating activities:
Net loss	$ (306)	$ (324)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of property and equipment	1	2
Gain on sale of marketable securities	-	(1)
Non-cash income tax provision	45	45
Deferred income tax	9	21
Non-cash stock compensation expense	51	24
Non-cash inducement charge for conversion of debt	30	-
Gain on settlement of contracts due to Fibernet acquisition	-	(16)
Gain on settlement of contracts due to Impsat acquisition	(27)	-
Depreciation and amortization	264	163
Provision for doubtful accounts	6	3
Amortization of prior period IRUs	(12)	(7)
Deferred reorganization costs	-	(3)
Gain on preconfirmation contingencies	(33)	(32)
Changes in long term deferred revenue	102	24
Changes in operating working capital	(56)	35
Other	(89)	3
Net cash used in operating activities	(15)	(63)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(214)	(99)
Purchases of marketable securities	-	(20)
Fibernet acquisition, net of cash acquired	-	(79)
Impsat acquisition, net of cash acquired	(76)	-
Proceeds from sale of marketable securities	7	4
Proceeds from sale of equity interest in holding companies	-	19
Change in restricted cash and cash equivalents	(47)	18

Net cash used in investing activities	(330)	(157)

Cash flows provided by (used in) financing activities:
Proceeds from long term debt	597	255
Proceeds from issuance of common stock	-	240
Repayment of capital lease obligations	(43)	(19)
Proceeds from short term debt	-	6
Repayment of long term debt (including current portion)	(251)	(8)
Finance costs incurred	(24)	(24)
Proceeds from exercise of stock options	4	5
Net cash provided by (used in) financing activities	283	455

Net increase (decrease) in cash and cash equivalents	(62)	235

Cash and cash equivalents, beginning of year	459	224

Cash and cash equivalents, end of year	$ 397	$ 459